Exhibit 99.1

MarketAxess Reports Third Quarter 2023 Results

NEW YORK | October 25, 2023—MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, today announced financial results for the third quarter ended September 30, 2023.

3Q23 select financial and operational highlights*

•  $172.3 million in total revenues, in line with the prior year, reflecting the impact of low credit spread volatility in the period.

•  10.0% increase in total expenses, driven principally by investments to capture the long-term revenue opportunity in the global fixed-income markets; $66.9 million in operating income.

•  Diluted EPS of $1.46 on net income of $54.9 million.

•  Record Information services revenue of $11.8 million, up 21.5%, reflecting increasing adoption of Composite+™.

•  Strong geographic and product diversification with 11.3% increase in average daily volume (“ADV”) from international products (emerging markets and Eurobonds); 7.4% growth in municipal bonds ADV with estimated market share of 5.8% (+90 bps).

•  Record automated trading volume (+45.7%), trade count (+54.5%) and active client firms (+24.6%); record level of algorithmic responses (+40.7%). Total automated trade volume and trade count surpassed full-year 2022 levels as of October 4, 2023.

•  Record 2,093 (+6.1%) active client firms, record 1,625 (+8.2%) active U.S. credit client firms; record 1,056 (+6.3%) international active client firms and record 1,151 (+6.7%) active client firms trading three or more products.

•  33% total credit Open Trading® share[1] down from 37% in the prior year on lower credit spread volatility. The Company delivered estimated price improvement[2] via Open Trading of approximately $120 million in the third quarter of 2023 and $529 million year-to-date.

*   All comparisons versus 3Q22 unless otherwise noted.

Table 1: 3Q23 select financial results

Chris Concannon, CEO of MarketAxess, commented:

“In the third quarter, we continued to make strong headway in executing our strategy despite lower levels of credit spread volatility.

Our international businesses and our municipal bond offering registered solid ADV growth, reflecting the benefits of our geographic and product diversification. Adoption of MarketAxess X-Pro, our new trading platform, continues to grow. We are seeing early signs that our unique proprietary data is enhancing the client experience on our platforms, including the execution of portfolio trades. Additionally, we just completed the acquisition of Pragma, which we expect to accelerate our automation and client algo strategies.

We believe that the progress we have made in enhancing the franchise over the past few years has set the foundation for a return to stronger levels of growth in the coming quarters.”

$ in millions, except per share data (unaudited)	Revenues	Operating Income	Net Income	Diluted EPS	Net Income Margin (%)		EBITDA[3]	EBITDA Margin (%)[3]
3Q23	$172	$67	$55	$1.46	31.9%		$83	48.1%
3Q22	$172	$76	$59	$1.58	34.5%		$93	54.0%

% Change	—	(12%)	(7%)	(8%)	(260	) bps	(11%)	(590	) bps
YTD 2023	$555	$233	$188	$5.01	33.9%		$284	51.2%
YTD 2022	$540	$249	$191	$5.07	35.3%		$303	56.2%

% Charge	3%	(4%)	(2%)	(1%)	(140	) bps	(6%)	(500	) bps

Table 1A: 3Q23 trading volume (ADV)

			CREDIT						RATES
$ in millions (unaudited)	US/UK Trading Days[4]	Total ADV	Total Credit	High-Grade	High-Yield	Emerging Markets	Eurobonds	Municipal Bonds	Total Rates	US Govt. Bonds	Agcy./Other Govt. Bonds
3Q23	63/64	$29,285	$11,156	$5,179	$1,294	$2,799	$1,484	$388	$18,129	$17,713	$416
3Q22	64/64	$31,440	$10,974	$5,124	$1,626	$2,592	$1,255	$361	$20,466	$20,133	$333

% Change		(7%)	2%	1%	(20%)	8%	18%	7%	(11%)	(12%)	25%

Table 1B: 3Q23 estimated market share

	CREDIT												RATES
(unaudited)	High-Grade		High-Yield		High-Grade/High- Yield Combined		Eurobonds[5]		Composite Corporate Bond[6]		Municipals		US Govt. Bonds
3Q23	20.0%		16.1%		19.1%		15.8%		18.8%		5.8%		2.9%
3Q22	21.1%		19.3%		20.6%		17.6%		20.6%		4.9%		3.6%

Bps Change	(110	) bps	(320	) bps	(150	) bps	(180	) bps	(180	) bps	+90	bps	(70	) bps

3Q23 overview of results

Revenues and trading volume

Credit

•

Total credit commission revenue of $145.2 million (including $36.2 million in fixed-distribution fees) decreased $2.4 million, or 2%, compared to $147.6 million (including $31.3 million in fixed-distribution fees) in the prior year. The decrease in total credit commission revenue was driven principally by lower estimated market share and lower average fee per million (“FPM”), partially offset by a $4.8 million, or 15%, increase in total credit fixed-distribution fees. The increase in total credit fixed-distribution fees was driven principally by new dealers on fixed fee plans and upgrades of dealers on existing fixed fee plans. The decline in FPM for total credit to $154.85 from $165.60 in the third quarter of 2022 was mainly due to product mix-shift in other credit products, primarily lower U.S. high-yield activity and the lower duration of bonds traded in U.S. high-grade.

•	The last week of September 2023 was the second highest week of credit trading volume ever for the Company, as volatility increased at the end of the month.

•	U.S. high-grade ADV of $5.2 billion, up 1.1% with estimated market share of 20.0%. U.S. high-grade estimated market ADV increased 6.4%.

•

U.S. high-yield ADV of $1.3 billion, down 20.4% with estimated market share of 16.1%. U.S. high-yield estimated market ADV decreased 4.5%. The decrease in U.S. high-yield estimated market share was driven principally by low levels of credit spread volatility, resulting in a decrease in ETF market maker activity on the platform. The VIX index, an indicator of volatility, was an average 15.1 in 3Q23, down 39.1% from 24.7 in 3Q22.

•

8.0% increase in emerging markets ADV to $2.8 billion, driven by a 26.9% increase in local markets trading volume, partially offset by a 4.2% decline in hard currency trading volume; 4.3% decrease in emerging markets estimated market ADV.[7]

•	18.2% increase in Eurobonds ADV to $1.5 billion. Eurobonds estimated market ADV increased 31.6%.[5]

•	Municipal bond ADV of $388 million, up 7.4% with estimated market share of 5.8%. Municipal bond estimated market ADV decreased 10.1%.

•	$27.5 billion in total portfolio trading volume, up 11.1% from $24.7 billion in 3Q22.

•

33% Open Trading® share[1] of total credit trading volume, down from 37% in the prior year on lower credit spread volatility. Estimated price improvement[2] delivered via Open Trading in the quarter was approximately $120 million and is $529 million year-to-date through September 2023.

Rates

•

Total rates commission revenue of $5.2 million decreased 5% compared to the prior year, mainly due to the 11% decrease in rates ADV to $18.1 billion, which was partially offset by a 9% increase in FPM for total rates products to $4.56, compared to $4.17 in the third quarter of 2022.

•	289 active client firms on the platform, up 40% from 206 in the prior year.

Information services & post-trade services

•

Record information services revenue of $11.8 million increased $2.1 million, or 22%, compared to the prior year. The increase in revenue was principally driven by new Composite+ data contract revenue and the impact of foreign currency fluctuations. Excluding the impact of foreign currency fluctuations, information services revenue would have increased approximately 17%.

•

Post-trade services revenue of $9.8 million was up 9% compared to the prior year mainly due to the impact of foreign currency fluctuations. Excluding the impact of foreign currency fluctuations, post-trade services revenue would have increased approximately 2%.

Expenses

•

Total expenses of $105.4 million increased $9.5 million, or 10%. The increase in expenses was driven principally by higher employee compensation and benefits as a result of a 17% increase in headcount, mainly in technology and customer-facing roles, higher depreciation and amortization expense and increased professional and consulting fees. Excluding the impact of foreign currency fluctuations, total expenses would have increased approximately 8%.

Non-operating

•

Other income (expense): Other income was $4.8 million, up from $2.6 million in the prior year. The current quarter included interest income of $6.6 million, compared to $1.4 million in the prior year, driven by higher interest rates.

•	Tax rate: The effective tax rate was 23.4%, compared to 24.8% in the prior year.

Capital

•	The Company had $553.3 million in cash, cash equivalents and investments; there were no outstanding borrowings under the Company’s credit facility.

•	The Board declared a quarterly cash dividend of $0.72 per share, payable on November 22, 2023 to stockholders of record as of the close of business on November 8, 2023.

Other

•

Employee headcount was 853 as of September 30, 2023, compared to 732 as of September 30, 2022 and 803 as of June 30, 2023. The increase in headcount compared to the prior year was principally due to the continued investment in the Company’s growth initiatives, including geographic expansion, trading automation and new trading protocols.

Guidance

•

Based on the progression of operating expenses and the acquisition of Pragma, which closed on October 2, 2023, the Company is refining its previously stated full-year 2023 expense guidance range of $418.0 million to $446.0 million, to a new range of $432.0 million to $438.0 million. The new range includes an estimated $12.5 million of M&A related expenses, including $8.5 million of direct operating expenses related to Pragma and $4.0 million of non-recurring M&A expenses.

•	The Company is reconfirming its full-year 2023 capital expenditures guidance range of $52.0 million to $58.0 million.

•

The Company now expects the full-year 2023 effective tax rate to be approximately 23.5%, below the previously stated range of 25.0% to 26.0%. The lower effective tax rate for the year is mainly driven by favorable apportionment in connection with state tax filings and other federal tax filing positions.

[1]

Open Trading share of total credit trading volume is derived by taking total Open Trading volume across all credit products where Open Trading is offered and dividing by total credit trading volume across all credit products where Open Trading is offered.

[2]

Estimated price improvement consists of estimated liquidity taker price improvement (defined as the difference between the winning price and the best disclosed dealer cover price) and estimated liquidity provider price improvement (defined as the difference between the winning price and then current Composite+ bid or offer level, offer if the provider is buying, bid if provider is selling) at the time of the inquiry.

[3]

EBITDA and EBITDA margin are non-GAAP financial measures. Refer to “Non-GAAP financial measures and other items” for a discussion of changes made to the calculation of EBITDA beginning in the first quarter of 2023.

[4]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar and the number of U.K. trading days is based primarily on the U.K. bank holiday schedule.
[5]

Eurobonds estimated market ADV is derived from MarketAxess TraX data for Eurobonds and covered bonds market trading volume, which is now estimated to represent approximately 80% of the total European market beginning in September 2023, up from the previous estimate of 70%.

[6]

Composite corporate bond estimated market share is defined as combined estimated market share across U.S. high-grade (derived from FINRA TRACE reported data), U.S. high-yield (derived from FINRA TRACE reported data), emerging markets (derived from FINRA TRACE-reportable emerging markets volume, principally U.S. dollar denominated corporates) and Eurobonds (derived from MarketAxess TraX data, which is now estimated to represent approximately 80% of the total European market, up from the previous estimate of 70%) product areas.

[7]

Emerging markets estimated market ADV is derived by combining MarketAxess TraX emerging markets trading volume (estimated to represent approximately 60% of the total emerging markets market beginning in September 2023, up from the previous estimate of 55%) and FINRA TRACE-reportable emerging markets trading volume, principally U.S. dollar denominated corporates.

Non-GAAP financial measures and other items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”), EBITDA margin and free cash flow. Starting with the first quarter of 2023, our calculation of EBITDA has been revised to adjust for interest income in addition to interest expense. In prior periods, we only adjusted for interest expense because interest income amounts were insignificant. Prior comparable periods have now been recast to conform to the current presentation. Likewise, starting with the first quarter of 2023, EBITDA margin is calculated by adjusting for interest income in addition to interest expense and prior comparable periods have been recast to conform to the current presentation. We define EBITDA margin as EBITDA divided by revenues. We define free cash flow as net cash provided by/(used in) operating activities excluding the net change in trading investments and net change in securities failed-to-deliver and securities failed-to-receive from broker-dealers, clearing organizations and customers, less expenditures for furniture, equipment and leasehold improvements and capitalized software development costs. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, provide additional information regarding the Company’s operating results because they assist both investors and management in analyzing and evaluating the performance of our business. See the attached schedule for a reconciliation of GAAP net income to EBITDA, GAAP net income margin to EBITDA margin and GAAP net cash provided by/(used in) operating activities to free cash flow.

The Company also presents revenue and expense growth rates excluding the impact of foreign currency fluctuations. The Company believes that it is useful to provide investors with this framework that is also used by management to assess how our business performed excluding the effect of foreign currency fluctuations. To present this information, current and comparative prior period results for product areas reporting in currencies other than U.S. dollars are converted into U.S. dollars using the average exchange rates from the comparative period rather than the actual exchange rates in effect during the current period.

Please refer to Tables 6 and 7 for a reconciliation of these non-GAAP financial measures to their most directly comparable GAAP measures.

Webcast and conference call information

Chris Concannon, Chief Executive Officer, Richard Schiffman, Global Head of Trading Solutions and Christopher Gerosa, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, October 25, 2023 at 10:00 a.m. ET. To access the conference call, please dial 888-660-6576 (U.S.) and use the ID 3629577 or 929-203-1995 (international) and use the ID 3629577. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. The Webcast will be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess (Nasdaq: MKTX) operates a leading electronic trading platform that delivers greater trading efficiency, a diversified pool of liquidity and significant cost savings to institutional investors and broker-dealers across the global fixed-income markets. Over 2,000 firms leverage MarketAxess’ patented technology to efficiently trade fixed-income securities. MarketAxess’ award-winning Open Trading® marketplace is widely regarded as the preferred all-to-all trading solution in the global credit markets. Founded in 2000, MarketAxess connects a robust network of market participants through an advanced full trading lifecycle solution that includes automated trading solutions, intelligent data and index products and a range of post-trade services. Learn more at www.marketaxess.com and on Twitter @MarketAxess.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company, market conditions and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; risks relating to the COVID-19 pandemic, including the possible effects of the economic conditions worldwide resulting from the COVID-19 pandemic; adverse effects as a result of climate change or other ESG risks that could affect our reputation; the level of trading volume transacted on the MarketAxess platform; the rapidly evolving nature of the electronic financial services industry; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; reputational or credibility risks related to our data products and index business; the variability of our growth rate; our ability to introduce new fee plans and our clients’ response; our ability to attract clients or adapt our technology and marketing strategy to new markets; risks related to our growing international operations; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; risks related to self-clearing; risks related to sanctions levied against states or individuals that could expose us to operational or regulatory risks; the effect of rapid market or technological changes on us and the users of our technology; our dependence on third-party suppliers for key products and services; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; the occurrence of design defects, errors, failures or delays with our platforms; our vulnerability to malicious cyber-attacks and attempted data security breaches; our actual or perceived failure to comply with privacy and data protection laws; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our dependence on our management team and our ability to attract and retain talent; limitations on our flexibility because we operate in a highly regulated industry; the increasing government regulation of us and our clients; risks related to the divergence of U.K. and European Union legal and regulatory requirements following the U.K.’s exit from the European Union; our exposure to costs and penalties related to our extensive regulation; our risks of litigation and securities laws liability; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

# # #

Contacts

INVESTOR RELATIONS	MEDIA RELATIONS

Stephen Davidson MarketAxess Holdings Inc. +1 212 813 6313 sdavidson2@marketaxess.com	Marisha Mistry MarketAxess Holdings Inc. +1 917 267 1232 mmistry@marketaxess.com

William McBride RF | Binder +1 917 239 6726

Table 2: Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
In thousands, except per share data (unaudited)	2023	2022	% Change	2023	2022	% Change
Revenues
Commissions	$150,496	$153,164	(1.7)%	$491,073	$482,740	1.7%
Information services	11,801	9,711	21.5	34,466	28,916	19.2
Post-trade services	9,833	9,000	9.3	29,228	28,056	4.2
Other	154	237	(35.0)	532	686	(22.4)

Total revenues	172,284	172,112	0.1	555,299	540,398	2.8

Expenses
Employee compensation and benefits	48,872	44,805	9.1	149,570	137,996	8.4
Depreciation and amortization	17,561	15,302	14.8	51,027	45,716	11.6
Technology and communications	15,339	14,169	8.3	45,573	38,851	17.3
Professional and consulting fees	9,181	7,560	21.4	24,331	26,101	(6.8)
Occupancy	3,503	3,381	3.6	10,313	10,468	(1.5)
Marketing and advertising	2,100	1,797	16.9	8,403	6,535	28.6
Clearing costs	3,665	4,211	(13.0)	12,392	13,049	(5.0)
General and administrative	5,154	4,576	12.6	15,698	12,479	25.8

Total expenses	105,375	95,801	10.0	317,307	291,195	9.0

Operating income	66,909	76,311	(12.3)	237,992	249,203	(4.5)
Other income (expense)
Interest income	6,590	1,433	NM	16,151	1,746	NM
Interest expense	(164)	(138)	18.8	(347)	(648)	(46.5)
Equity in earnings of unconsolidated affiliate	125	869	(85.6)	579	1,060	(45.4)
Other, net	(1,717)	388	NM	(5,487)	7,499	NM

Total other income (expense)	4,834	2,552	89.4	10,896	9,657	12.8

Income before income taxes	71,743	78,863	(9.0)	248,888	258,860	(3.9)
Provision for income taxes	16,802	19,556	(14.1)	60,460	67,862	(10.9)

Net income	$54,941	$59,307	(7.4)	$188,428	$190,998	(1.3)

Per Share Data:
Net income per common share
Basic	$1.47	$1.58		$5.03	$5.10
Diluted	$1.46	$1.58		$5.01	$5.07
Cash dividends declared per common share	$0.72	$0.70		$2.16	$2.10
Weighted-average common shares:
Basic	37,491	37,479		37,485	37,464
Diluted	37,574	37,567		37,603	37,666

NM - not meaningful

Table 3: Commission Revenue Detail

In thousands, except fee per million data	Three Months Ended September 30,			Nine Months Ended September 30,
(unaudited)	2023	2022	% Change	2023	2022	% Change
Variable transaction fees
Credit	$109,065	$116,309	(6.2)%	$368,745	$370,793	(0.6)%
Rates	5,209	5,463	(4.6)	16,014	17,674	(9.4)

Total variable transaction fees	114,274	121,772	(6.2)	384,759	388,467	(1.0)

Fixed distribution fees
Credit	36,167	31,328	15.4	106,119	94,098	12.8
Rates	55	64	(14.1)	195	175	11.4

Total fixed distribution fees	36,222	31,392	15.4	106,314	94,273	12.8

Total commission revenue	$150,496	$153,164	(1.7)	$491,073	$482,740	1.7

Average variable transaction fee per million
Credit	$154.85	$165.60	(6.5)%	$159.43	$168.00	(5.1)%
Rates	4.56	4.17	9.4	4.41	4.09	7.8

Table 4: Trading Volume Detail*

	Three Months Ended September 30,
In millions (unaudited)	2023		2022		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$326,304	$5,179	$327,916	$5,124	(0.5)%	1.1%
High-yield	81,511	1,294	104,066	1,626	(21.7)	(20.4)
Emerging markets	176,334	2,799	165,910	2,592	6.3	8.0
Eurobonds	94,980	1,484	80,305	1,255	18.3	18.2
Other credit	25,185	400	24,159	377	4.2	6.1

Total credit trading	704,314	11,156	702,356	10,974	0.3	1.7

Rates
U.S. government bonds	1,115,889	17,713	1,288,543	20,133	(13.4)	(12.0)
Agency and other government bonds	26,467	416	21,281	333	24.4	24.9

Total rates trading	1,142,356	18,129	1,309,824	20,466	(12.8)	(11.4)

Total trading	$1,846,670	$29,285	$2,012,180	$31,440	(8.2)	(6.9)

Number of U.S. Trading Days[1]		63		64
Number of U.K. Trading Days[2]		64		64

	Nine Months Ended September 30,
In millions (unaudited)	2023		2022		% Change
	Volume	ADV	Volume	ADV	Volume	ADV
Credit
High-grade	$1,072,258	$5,734	$1,029,794	$5,478	4.1%	4.7%
High-yield	295,774	1,582	314,721	1,674	(6.0)	(5.5)
Emerging markets	536,432	2,869	530,964	2,824	1.0	1.6
Eurobonds	329,841	1,754	263,862	1,411	25.0	24.3
Other credit	78,597	420	67,820	361	15.9	16.3

Total credit trading	2,312,902	12,359	2,207,161	11,748	4.8	5.2

Rates
U.S. government bonds	3,547,308	18,970	4,248,009	22,596	(16.5)	(16.0)
Agency and other government bonds	80,249	428	74,644	397	7.5	7.8

Total rates trading	3,627,557	19,398	4,322,653	22,993	(16.1)	(15.6)

Total trading	$5,940,459	$31,757	$6,529,814	$34,741	(9.0)	(8.6)

Number of U.S. Trading Days[1]		187		188
Number of U.K. Trading Days[2]		188		187

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. government bond trades are single-counted.

Table 5: Consolidated Condensed Balance Sheet Data

	As of
In thousands (unaudited)	September 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$420,497	$430,746
Cash segregated under federal regulations	52,601	50,947
Investments, at fair value	132,844	83,792
Accounts receivable, net	90,548	78,450
Receivables from broker-dealers, clearing organizations and customers	548,081	476,335
Goodwill	154,789	154,789
Intangible assets, net of accumulated amortization	84,687	98,065
Furniture, equipment, leasehold improvements and capitalized software, net	101,654	100,256
Operating lease right-of-use assets	63,101	66,106
Prepaid expenses and other assets	88,710	68,289

Total assets	$1,737,512	$1,607,775

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$43,881	$56,302
Payables to broker-dealers, clearing organizations and customers	364,086	303,993
Income and other tax liabilities	19,379	28,448
Accounts payable, accrued expenses and other liabilities	40,019	55,263
Operating lease liabilities	79,169	82,676

Total liabilities	546,534	526,682

Stockholders’ equity
Common stock	123	123
Additional paid-in capital	346,947	345,468
Treasury stock	(327,091)	(328,326)
Retained earnings	1,208,607	1,101,525
Accumulated other comprehensive loss	(37,608)	(37,697)

Total stockholders’ equity	1,190,978	1,081,093

Total liabilities and stockholders’ equity	$1,737,512	$1,607,775

Table 6: Reconciliation of Net Income to EBITDA and Net Income Margin to EBITDA Margin

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands (unaudited)	2023	2022	2023	2022
Net income	$54,941	$59,307	$188,428	$190,998
Add back:
Interest income	(6,590)	(1,433)	(16,151)	(1,746)
Interest expense	164	138	347	648
Provision for income taxes	16,802	19,556	60,460	67,862
Depreciation and amortization	17,561	15,302	51,027	45,716

EBITDA	$82,878	$92,870	$284,111	$303,478

Net income margin[1]	31.9%	34.5%	33.9%	35.3%
Add back:
Interest income	(3.8)	(0.8)	(2.9)	(0.3)
Interest expense	0.1	0.1	0.1	0.1
Provision for income taxes	9.7	11.3	10.9	12.6
Depreciation and amortization	10.2	8.9	9.2	8.5

EBITDA margin[2]	48.1%	54.0%	51.2%	56.2%

Table 7: Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended September 30,		Nine Months Ended September 30,
In thousands (unaudited)	2023	2022	2023	2022
Net cash provided by operating activities	$79,161	$85,098	$192,082	$155,005
Exclude: Net change in trading investments	24,771	(445)	24,300	(445)
Exclude: Net change in fail-to-deliver/receive from broker-dealers, clearing organizations and customers	(13,099)	(2,227)	(12,342)	45,939
Less: Purchases of furniture, equipment and leasehold improvements	(5,983)	(3,961)	(7,255)	(6,642)
Less: Capitalization of software development costs	(10,087)	(8,548)	(31,802)	(27,109)

Free cash flow	$74,763	$69,917	$164,983	$166,748

[1]	Net income margin is derived by dividing net income by total revenues for the applicable period.
[2]	EBITDA margin is derived by dividing EBITDA by total revenues for the applicable period.